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                                                                      Exhibit 21

LIST OF SUBSIDIARIES

CECO Filters, Inc.
Air Purator Corporation (subsidiary of CECO Filters, Inc.)
U.S. Facilities Management Company, Inc. (subsidiary of CECOFilters, Inc.) New Busch Co., Inc. (subsidiary of CECO Filters, Inc.)